Exhibit 99.1

	PRESS RELEASE	Contact:	Bret J. Eckert
972-562-9473	April 28, 2022		Chief Financial Officer

ENCORE WIRE REPORTS FIRST QUARTER RESULTS; CONTINUED STRONG GROSS PROFIT MARGINS; HIGHLIGHTS SHARE REPURCHASES DURING QUARTER
McKinney, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the first quarter of 2022.
First Quarter 2022 Highlights
•First Quarter Earnings per diluted share of $7.96
•First Quarter Net income of $161.5 million
•Gross profit margin abatement remained gradual in the first quarter of 2022
•Gross profit of 33.7% in first quarter of 2022; 34.2% in fourth quarter of 2021
•Copper volume sold increased 8.6% over first quarter of 2021; increased 2.8% over fourth quarter of 2021
•Cash on hand of $466.1 million as of March 31, 2022
•Company repurchased 500,917 shares during the quarter; 1,499,083 shares remain authorized to be repurchased
Net sales for the first quarter ended March 31, 2022 were $723.1 million compared to $444.1 million for the first quarter of 2021. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 8.6% in the first quarter of 2022 versus the first quarter of 2021.
Gross profit percentage for the first quarter of 2022 was 33.7% compared to 19.0% in the first quarter of 2021. The average selling price of wire per copper pound sold increased 43.3% in the first quarter of 2022 versus the first quarter of 2021, while the average cost of copper per pound purchased increased 19.3%.
Net income for the first quarter of 2022 was $161.5 million versus $41.2 million in the first quarter of 2021. Fully diluted net earnings per common share were $7.96 in the first quarter of 2022 versus $1.99 in the first quarter of 2021.
Aluminum wire represented 11.5% of our net sales in the quarter ended March 31, 2022. Aluminum wire volumes increased for the quarter ended March 31, 2022 compared to the comparative period in the prior year.
Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “The strong results for the first quarter ended March 31, 2022 mark the fourth consecutive quarter of elevated margins and spreads. Stable demand, coupled with developing global uncertainties and persistent tightness in the availability of certain raw materials, drove copper, aluminum, and other key raw material prices higher in the quarter. Because of this trend we were able to increase average sales prices for our products, keeping spreads strong throughout the first quarter of 2022. We still believe our one-campus model is a strategic competitive advantage in the market today, giving us unmatched flexibility to quickly pivot and adapt to ever-changing market dynamics. By continuing to execute on our core values of providing unbeatable customer service and high order fill rates, we were able to increase both copper and aluminum volumes shipped on a quarter basis over 2021 levels. Volumes shipped were also up over fourth quarter 2021 levels. We believe existing market conditions and the current outlook should support gross margin abatement continuing at a gradual pace.
Copper unit volumes increased 8.6% on a comparative quarter basis. Comex copper prices increased steadily throughout the first quarter along with increases in other key raw material costs. This upward volatility positively impacted and supported current market spreads. Copper spreads increased 86.1% on a comparative quarter basis.
We continue to believe Encore Wire remains well positioned to capture market share and incremental growth in the current economic environment. As we address the near-term challenges, we remain focused on the long-term opportunities for our business including improving our position as a sustainable and environmentally responsible leader in our industry. We believe that our superior order fill rates and deep vertical integration continue to enhance our competitive position. As orders come in from electrical contractors, our distributors can continue to depend on us for quick deliveries coast to coast.
Our balance sheet remains very strong. We have no long-term debt, and our revolving line of credit remains untapped. We had $466.1 million in cash at the end of the quarter. During the first quarter, we repurchased 500,917 shares of our common stock at an average price of $116.55, for a total cash outlay of $58.4 million. We also declared a $0.02 cash dividend during the quarter.
The new service center opened in mid-May 2021 and is fully operational today. The repurposing of our vacated distribution center to expand manufacturing capacity and extend our market reach will be completed in the second quarter of 2022.
The incremental investments announced in July 2021 continue in earnest, focused on broadening our position as a low-cost, sustainable manufacturer in the sector and increasing manufacturing capacity to drive growth. Capital spending in 2022 through 2024 will expand vertical integration in our manufacturing processes to reduce costs as well as modernize select wire manufacturing facilities to increase capacity and efficiency and improve our position as a sustainable and environmentally responsible leader in our industry. Total capital expenditures were $32 million in the first quarter of 2022 and $118 million for the full year 2021. We expect total capital expenditures to range from $150 - $170 million in 2022, $150 - $170 million in 2023, and $80 - $100 million in 2024. We expect to continue to fund these investments with existing cash reserves and operating cash flows.
Our low-cost structure and strong balance sheet have allowed us the flexibility to adapt quickly to changing market conditions, and we believe they are continuing to prove valuable now. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.
The health and safety of our employees and their families remain our top priority, and we are following CDC guidelines to maintain safe working conditions. The Company is unable to predict the impact that COVID-19, or any of the ongoing variants, may have on our financial position and operating results in future periods. The duration or re-emergence of the outbreak and its long-term impact on our business remain uncertain.”
The Company will host a conference call to discuss the first quarter results on Friday, April 29, 2022, at 10:00 am Central time. Hosting the call will be Daniel Jones, Chairman, President and Chief Executive Officer, and Bret Eckert, Chief Financial Officer. To participate in the call, the dial-in number is 866-374-5140, and the confirmation number is 60158744#. In order to be put through to the call, you will be asked to provide your full name and your company name followed by the # key. Please call in early to avoid being delayed by the information collection and missing the start of the call. A replay of this conference call will be accessible in the Investors section of our website, www.encorewire.com, for a limited time.
Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line.
The matters discussed in this news release may include forward-looking statements. Forward-looking statements can be identified by words such as: “anticipate”, “intend”, “plan”, “goal”, “seek”, “believe”, “project”, “estimate”, “expect”, “strategy”, “future”, “likely”, “may”, “should”, “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Therefore, you should not rely on any of these forward-looking statements. Examples of such uncertainties and risks include, but are not limited to, statements about the pricing environment of copper, aluminum and other raw materials, the duration, magnitude and impact of the ongoing COVID-19 global pandemic, our order fill rates, profitability and stockholder value, payment of future dividends, future purchases of stock, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of measures of financial performance calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance calculated and presented in accordance with GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of financial performance calculated and presented in accordance with GAAP.
The Company has reconciled EBITDA with net income for fiscal years 1996 to 2021 on previous reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended March 31,
In Thousands	2022	2021
Net Income	$161,531	$41,189
Income Tax Expense	46,119	12,188
Interest Expense	101	82
Depreciation and Amortization	6,210	5,300
EBITDA	$213,961	$58,759

Encore Wire Corporation
Balance Sheets
(In Thousands)

	March 31, 2022	December 31, 2021
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$466,094	$438,990
Accounts receivable, net of allowance of $3,800 and $3,800	549,404	491,126
Inventories, net	116,331	100,816
Income tax receivable	—	951
Prepaid expenses and other	3,391	3,167
Total current assets	1,135,220	1,035,050
Property, plant and equipment, net	524,465	494,916
Other assets	539	570
Total assets	$1,660,224	$1,530,536

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$73,189	$75,353
Accrued liabilities	61,525	78,747
Income taxes payable	48,393	—
Total current liabilities	183,107	154,100
Deferred income taxes and other	33,180	37,347
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized shares – 2,000,000; none issued	—	—
Common stock, $.01 par value:
Authorized shares – 40,000,000;
Issued shares – 27,127,850 and 27,083,100	271	271
Additional paid-in capital	74,847	72,753
Treasury stock, at cost – 7,445,179 and 6,944,262 shares	(213,397)	(155,014)
Retained earnings	1,582,216	1,421,079
Total stockholders’ equity	1,443,937	1,339,089
Total liabilities and stockholders’ equity	$1,660,224	$1,530,536

Encore Wire Corporation
Statements of Income
(In thousands, except per share data)

	Quarter Ended March 31,
	2022		2021
	(Unaudited)

Net sales	$723,072	100.0%	$444,140	100.0%
Cost of goods sold	479,325	66.3%	359,636	81.0%
Gross profit	243,747	33.7%	84,504	19.0%

Selling, general, and administrative expenses	36,212	5.0%	31,152	7.0%
Operating income	207,535	28.7%	53,352	12.0%

Net interest and other income	115	—%	25	—%
Income before income taxes	207,650	28.7%	53,377	12.0%

Provision for income taxes	46,119	6.4%	12,188	2.7%
Net income	$161,531	22.3%	$41,189	9.3%
Earnings per common and common equivalent share – basic	$8.08		$2.00
Earnings per common and common equivalent share – diluted	$7.96		$1.99
Weighted average common and common equivalent shares outstanding – basic	20,003		20,568
Weighted average common and common equivalent shares outstanding – diluted	20,302		20,719
Cash Dividends Declared per Share	$0.02		$0.02